Exhibit 16.1

February 22, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 22, 2016, of mPhase Technologies, Inc. and are in agreement with statements contained in the second through fourth paragraphs of Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Demetrius Berkower LLC

Demetrius Berkower LLC